Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Critical Metals Corp.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares (1)(6)	457(f)(1)	21,770,600		$10.19	(2)	$221,842,414	(2)	0.0001102		$24,447.03	(2)
	Equity	Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 (3)(6)	457(g)	7,750,000		N/A	(4)	N/A	(4)	N/A	(4)	N/A	(4)
	Equity	Ordinary Shares issuable upon exercise of Warrants (5)(6)	457(g)	7,750,000	(5)	$11.78	(5)	$91,295,000	(5)	0.0001102		$10,060.71	(5)
	Total Offering Amount							$313,137,414				$34,507.75
	Net Fees Due											$34,507.75

(1)	All securities being registered will be issued by Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“Pubco”). In connection with the Business Combination, the number of ordinary shares, par value $0.001 per share (the “Pubco Ordinary Shares”), of Pubco being registered represents (i) the number of issued and outstanding shares of Class A common stock of Sizzle Acquisition Corp. (“Sizzle”) and (ii) the number of shares of Class B common stock of Sizzle that were issued in a private placement prior to its initial public offering to VO Sponsor, LLC and various initial stockholders which are convertible into Class A common stock of Sizzle in connection with the Business Combination.

(2)	The “Proposed Maximum Offering Price Per Unit” and “Maximum Aggregate Offering Price” for the Pubco Ordinary Shares are estimated solely for the purpose of calculating the registration fee, calculated pursuant to Rule 457(f)(1) and Rule 457(f)(3), based on the average of the high and low prices of the shares of Class A common stock of Sizzle on The Nasdaq Stock Market LLC on December 19, 2022.

(3)	In connection with the Business Combination, each whole Sizzle Warrant described in the related proxy statement/prospectus that is issued and outstanding at the Closing will be exchanged for an equivalent Pubco warrant (the “Pubco Warrants”) and will be thereafter exercisable in accordance with the terms of the equivalent terms described in the related proxy statement/prospectus being exercisable to purchase one Pubco Ordinary Share at a price of $11.50 per share, subject to adjustment, beginning 30 days after the closing of the Business Combination.

(4)	The maximum number of Pubco Warrants and Pubco Ordinary Shares issuable upon exercise of the Pubco Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Pubco Warrants has been allocated to the Pubco Ordinary Shares issuable upon exercise of the Pubco Warrants and included in the registration fee paid in respect of such Pubco Ordinary Shares. No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(5)	Based on the sum of (a) $0.28, the average of the high and low prices for the Sizzle Warrants on Nasdaq on December 19, 2022, and (b) $11.50, the exercise price of the Sizzle Warrants.

(6)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.